WARRANTECH CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
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                                            For the Nine Months Ended               For the Three Months Ended
                                                  December 31,                                December 31,
                                    ----------------------------------------     -----------------------------------
                                          1995                  1994                   1995               1994
                                    -----------------    -------------------     ----------------   ----------------
Earnings:

   Net income                         $ 2,884,772          $ 2,191,161             $ 1,626,809          $ 1,032,696
                                    =================    ===================     =================    ================

Weighted average shares outstanding:

Primary (A):

   Common shares                       13,000,142           12,936,106              13,002,932           12,955,291
   Assumed exercise of stock options      755,389              712,610                 773,129              846,132
   Assumed conversion of preferred
    stock                               1,969,413            1,893,056               1,994,636            2,068,340

                                    =================    ===================     =================    ================
                                       15,724,944           15,541,772              15,770,697           15,869,763
                                    =================    ===================     =================    ================

Fully diluted (B):

   Common shares                       13,000,142           12,936,106              13,002,932           12,955,291
   Assumed exercise of stock options    1,992,868            2,013,601               1,992,868            2,013,601
   Assumed conversion of preferred
    stock                               1,948,119            1,934,636               1,948,119            1,934,636

                                     ================    ===================     =================    ================
                                       16,941,129           16,884,343              16,943,919           16,903,528
                                     =================    ===================     =================    ================
Earnings Per Common Share:

Primary (A):
   Net income                            $.18                  $.14                   $.10                $.07
                                    =================    ===================     =================    ================

Fully diluted (B):
   Net income                            $.17                  $.13                   $.09                $.06
                                    =================    ===================     =================    ================



(A) The treasury method was used in the calculation of primary earnings per share for all periods presented.

(B) The modified treasury method was used in the calculation of fully diluted earnings per share for the nine and three months ended December 31, 1995 and 1994, respectively.

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